Exhibit 99.1

Debt Financing Update

October 2020

Summary of Terms – First Lien Credit Facilities and Senior Secured Notes

Borrower / Issuer:	Advantage Sales & Marketing Inc. (the “Borrower” and “Issuer”)

Guarantors:	Holdings and each wholly owned material U.S. and Canadian subsidiaries of the Borrower / Issuer, subject to customary exceptions

Security(1)(2):	First priority security interest in the Current Asset Collateral; Second priority interest in the Fixed Asset Collateral	First priority security interest in the Fixed Asset Collateral; Second priority interest in the Current Asset Collateral

Facility:	$400 million Asset-Based Revolving Credit Facility	$1,325 million First Lien Term Loan	$775 million Senior Secured Notes

Spread / Coupon:	L + 200-250 bps, subject to excess availability	L + 525 bps	6.500%

LIBOR Floor:	0.50%	0.75%	N/A

Maturity:	Oct-25 (5 years)	Oct-27 (7 years)	Nov-28 (8 years)

(1)

Fixed Asset Collateral shall comprise of all collateral of the Loan Parties other than the Current Asset Collateral (including, to the extent constituting Collateral, intellectual property, equipment, and a pledge of the Capital Stock of the Loan Party’s direct wholly-owned subsidiaries).

(2)

Current Asset Collateral shall comprise of AR, Inventory, Deposit, Securities, and Commodities Accounts, General Intangibles (other than intellectual property, capital stock and intercompany loans), chattel paper, instruments, documents, commercial tort claims, letter of credit rights, supporting obligations, and other assets, and shall not include capital stock of the Loan Parties and their subsidiaries.

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